Exhibit 10.3

Compass Offer Letter
August 3, 2025
Dear Scott,
We are pleased to offer you a full-time position as Chief Financial Officer (“CFO”) at Compass, Inc. (the “Company”), which will be in accordance with the terms of this letter agreement. Your start date to assume the CFO role shall be on August 22, 2025. For the avoidance of doubt, you will continue in your role as Chief Accounting Officer. The date that you actually start work as CFO is defined as the “Effective Date”.

1.Cash Compensation. The Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule, which amount will initially be $500,000 per year. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.
You will be eligible to receive a cash bonus (the “Cash Bonus”) for each calendar year that you are employed by the Company in an amount to be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) under the terms of the Company’s Executive Bonus Plan as in effect during the applicable calendar year. The Cash Bonus, if earned, will be paid within 75 days after the end of the applicable calendar year. You must be employed in good standing with the Company on any applicable scheduled payment date in order to receive the Cash Bonus. For the 2025 calendar year, your target bonus will be equal to $500,000, and your actual bonus (if any) will be determined by the Compensation Committee in its discretion in accordance with the Executive Bonus Plan then in effect. The 2025 Cash Bonus will be prorated for the portion of the calendar year during which you are employed by the Company as CFO (e.g., Effective Date through December 31, 2025) and will be blended on a proportional basis with any other cash bonus to which you may be entitled per your current role (e.g., January 1, 2025 through August 21, 2025).

2.Equity Award. You will be eligible to receive a one-time award of restricted stock units representing the right to receive a specific number (the “Share Count”) of shares of the Company’s Class A common stock (“RSU Award”). The Share Count shall be determined by dividing (i) $2,500,000.00 by (ii) the trailing 30-day trailing average closing trading price of the Company’s Class A common stock for the period ending on, and including, the Grant Date. For the avoidance of doubt, any potential future equity awards will be at the sole discretion of the Compensation Committee.
The RSU Award shall be subject to a four-year vesting schedule, with 1/12th of the RSUs vesting on December 15, 2025, 1/16th of the RSUs vesting quarterly for the following fourteen quarters (i.e., through June 15, 2029) and 1/24th of the RSUs vesting on August 15, 2029, subject to your continuous employment with Compass through each vesting date.
Additionally, the RSU Award shall be subject to the following terms and conditions:
(1)The RSU Award shall be granted pursuant to and subject to the Company’s 2021 Equity Incentive Plan, or its successors, and shall be subject to the additional terms and conditions set forth in a separate RSU award agreement.
(2)The RSU Award shall be granted on the date that it is approved by the Compensation Committee and shall be subject to your employment with the Company through the grant date.
(3)The RSU Award may be modified as required to comply with applicable law.

3.Additional Equity Terms. For purposes of Section 2 above:

1.The “Grant Date” means the date on which the RSU Award is approved by the Compensation Committee, in accordance with the Company’s equity award granting policies effective on the Grant Date. The Grant Date for the RSU Award will be on or around August 25, 2025; and

2.The “Vesting Commencement Date” means: for the RSU Award, the 15th of the month in which the Effective Date occurs.

4.Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will also be eligible for flexible time off (“FTO”) in accordance with the Company’s Flexible Time Off policy.

5.Termination Benefits. You will be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”), a form of which is attached to this letter agreement as Exhibit A.

6.Confidentiality Agreement. As a condition of your employment, you must sign the Employee Proprietary Information, Inventions, and Arbitration Agreement (“PIIAA”), a form of which is attached to this letter agreement as Exhibit B.

7.No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

8.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9.Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

10.General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures.

11.At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

12.Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

13.Work from Office. You will be required to work from one of the Company’s office locations 5 days a week except for business travel, company holidays and occasional personal days.

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement). This letter will be governed by the laws of New York, without regard to its conflict of laws provisions.

Very truly yours,
COMPASS, INC.

/s/ Robert Reffkin
By: Robert Reffkin
Founder & CEO

ACCEPTED AND AGREED:

/s/ Scott Wahlers
Scott Wahlers
Date: August 3, 2025

Exhibit A
Form of the Change in Control and Severance Agreement

Exhibit B

Form of the Employee Proprietary Information, Inventions, and Arbitration Agreement